Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Electronic Arts Inc.

We consent to the use of our report dated May 21, 2014, with respect to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of March 29, 2014 and March 30, 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended March 29, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 29, 2014, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Santa Clara, California
November 7, 2014